As filed with the Securities and Exchange Commission on November 2, 1999

                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                           ---------------------------

                         WINTRUST FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

               Illinois                                36-3873352
     (State or Other Jurisdiction                    (IRS Employer
   of Incorporation or Organization)              Identification Number)

                              727 North Bank Lane
                        Lake Forest, Illinois 60045-1951
                                 (847) 615-4096
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                David A. Dykstra
              Executive Vice President and Chief Financial Officer
                               727 North Bank Lane
                        Lake Forest, Illinois 60045-1951
                                 (847) 615-4096
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

      The Commission is requested to send copies of all communications to:
                             Jennifer R. Evans, Esq.
                        Vedder, Price, Kaufman & Kammholz
                            222 North LaSalle Street
                          Chicago, Illinois 60601-1003
                                 (312) 609-7500

     Approximate date of commencement of proposed sale to the public: From time to time, after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                                               CALCULATION OF REGISTRATION FEE

=============================================================================================================================
   Title of Each Class of        Amount to be     Proposed Maximum Offering         Proposed Maximum           Amount of
 Securities to be Registered      Registered          Price Per Share(1)        Aggregate Offering Price    Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, without par
   value*                           227,635               $17.0625                   $3,884,022.19            $1,079.76
=============================================================================================================================

----------------
*    Including the preferred share purchase rights associated therewith.
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the common stock, $17.125 and $17.00, respectively, as reported by the Nasdaq National Market on October 29, 1999.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 2, 1999

PROSPECTUS

                         WINTRUST FINANCIAL CORPORATION

                         227,635 SHARES OF COMMON STOCK
                                WITHOUT PAR VALUE

     Certain shareholders of Wintrust Financial Corporation are offering for sale from time to time up to 227,635 shares of our common stock under this prospectus. See "Selling Shareholders." Wintrust has agreed to pay certain expenses in connection with this offering (excluding underwriting discounts, selling commissions, brokers' fees or similar discounts, commissions or fees to be paid by the selling shareholders).

     The shares of common stock covered by this prospectus may be offered from time to time by the selling shareholders: (1) to or through one or more underwriters, (2) directly to purchasers, (3) on the Nasdaq National Market in typical brokerage transactions, (4) in negotiated transactions, or otherwise. The selling shareholders may sell the shares of common stock covered by this prospectus: (1) at market prices prevailing at the time of sale, (2) at prices related to the then-prevailing market price, or (3) at negotiated prices. Wintrust will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. No minimum purchase is required and no arrangement has been made to have funds received by the selling shareholders and/or any registered representatives placed in an escrow, trust or similar account or arrangement. See "Plan of Distribution."

     The common stock is traded on the Nasdaq National Market under the symbol "WTFC." On October 29, 1999, the closing price for the common stock as reported on Nasdaq was $17.125 per share.

     YOU SHOULD CONSIDER, AMONG OTHER THINGS, THE INFORMATION SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

     THE SHARES OF COMMON STOCK THAT ARE BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY GOVERNMENTAL AGENCY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.









                The date of this prospectus is ____________, 1999

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

About This Prospectus........................................................2

Where You Can Find More Information..........................................3

Wintrust Financial Corporation...............................................3

Forward-looking Statements...................................................6

Risk Factors.................................................................6

Use of Proceeds.............................................................10

Selling Shareholders........................................................11

Plan of Distribution........................................................11

Transfer Agent..............................................................12

Legal Matters...............................................................13

Experts.....................................................................13





                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission; it provides you with a general description of the securities offered. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC, as required. You may copy and inspect the reports, proxy statements and other information at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's Regional Offices at 7 World Trade Center, New York, New York 10048, or at 500 West Madison Street, Chicago, Illinois 60661. The Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 may also provide, at prescribed rates, copies of such material. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including Wintrust, that file electronically with the SEC. The address of the site is http://www.sec.gov. You may also inspect reports and other information concerning Wintrust at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The reports that Wintrust files with the SEC are also available on our Web site (http://www.wintrust.com).

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering terminates:

     (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

     (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

     (3) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

     (4) Our Current Reports on Form 8-K dated April 29, 1999, September 17, 1999, October 19, 1999, and October 26, 1999.

     (5) The descriptions of (a) our Common Stock contained in our Registration Statement on Form 8-A dated January 3, 1997, and (b) the associated preferred share purchase rights contained in our Registration Statement on Form 8-A dated August 28, 1998.

     You can request copies of these filings at no cost by contacting David A. Dykstra, Executive Vice President, in writing at Wintrust Financial Corporation, 727 North Bank Lane, Lake Forest, Illinois 60045-1951, or by phone at (847) 615-4096.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                         WINTRUST FINANCIAL CORPORATION

     Wintrust Financial Corporation, an Illinois corporation, is a financial services holding company headquartered in Lake Forest, Illinois, with total assets of approximately $1.6 billion at September 30, 1999. Wintrust engages in community banking and specialty finance businesses through its operating subsidiaries: Lake Forest Bank and Trust Company; Hinsdale Bank and Trust Company; North Shore Community Bank and Trust Company; Libertyville Bank and Trust Company; Barrington Bank and

Trust Company, N.A.; Crystal Lake Bank and Trust Company, N.A.; First Insurance Funding Corporation (formerly First Premium Services, Inc.), a commercial insurance premium finance company; Wintrust Asset Management Company, N.A., a trust company subsidiary; and recently acquired Tricom, Inc., which provides financial and administrative services to the temporary staffing industry. In September 1996, each of the banking subsidiaries then existing and First Insurance Funding, which were previously affiliated but separately owned, became subsidiaries of Wintrust as a result of a transaction which combined their respective holding companies under one parent company.

     Each of Wintrust's banking subsidiaries was founded as a de novo banking organization (i.e., started new) within the last eight years. The organizational efforts began in 1991, when a group of experienced bankers and local business people identified an unfilled niche in the Chicago metropolitan area community banking market. As large banks acquired smaller ones and personal service was subjected to consolidation strategies, opportunities arose in affluent suburbs for locally owned and operated banks emphasizing personal service. In pursuit of this strategic opportunity, the group founded Lake Forest Bank in December 1991 to service the Lake Forest and Lake Bluff communities. Thereafter, as desirable locations were procured in other attractive communities where management successfully recruited locally known, experienced bank officers, our other banks were organized with the participation of local residents and business leaders of those communities. Today, Wintrust provides community-oriented, personal and commercial banking services primarily to individuals and small to mid-size businesses through 24 banking facilities. The table below provides information regarding each of our banks and their respective markets.

                                                    TOTAL ASSETS            CHICAGO-AREA
                                                AT SEPTEMBER 30, 1999        COMMUNITIES         NUMBER
           BANK               DATE OPENED          (IN THOUSANDS)              SERVED        OF FACILITIES
--------------------------  --------------      ---------------------    ------------------  -------------

Lake Forest                 December 1991             $484,987           Lake Forest                5
                                                                         Lake Bluff                 1

Hinsdale                    October 1993               324,801           Hinsdale                   2
                                                                         Clarendon Hills(1)         1
                                                                         Western Springs(2)         1
                                                                         Burr Ridge                --

North Shore Community       September 1994             338,313           Wilmette                   3
                                                                         Kenilworth                --
                                                                         Glencoe                    2
                                                                         Winnetka                   1
                                                                         Skokie                     1

Libertyville                October 1995               215,519           Libertyville               3
                                                                         Mundelein                 --
                                                                         Vernon Hills              --

Barrington                  December 1996              159,977           Barrington                 1
                                                                         Barrington Hills          --
                                                                         Lake Barrington           --
                                                                         North Barrington          --
                                                                         South Barrington          --
                                                                         Inverness                 --

Crystal Lake                December 1997               83,402           Crystal Lake               3
                                                                         Cary                      --

----------------
(1)  Operates in this community as Clarendon Hills Bank, a branch of Hinsdale
     Bank.
(2) Operates in this community as Community Bank of Western Springs, a branch of Hinsdale Bank.

     Through First Insurance Funding, Wintrust originates commercial insurance premium finance loans on a national basis. Currently, the majority of these loans are being purchased by our banks in order to fulfill the lending capacity of the Banks. The loans originated by First Insurance Funding provide our banks with attractive yielding assets as a supplement to their lending activities. First Insurance Funding, which commenced operations approximately nine years ago, is headquartered in Deerfield, Illinois. Based on limited industry data available and First Insurance Funding management's experience in the industry, management estimates that First Insurance Funding is one of the largest premium finance companies operating in the United States. First Insurance Funding's loan volume exceeded $600 million for the 12 months ended September 30, 1999. These loans are originated by First Insurance Funding, working with medium and large insurance agents and brokers throughout the United States. Insurance premiums are financed primarily for commercial customers' purchases of liability, property and casualty and other commercial insurance.

     Wintrust conducts trust operations through Wintrust Asset Management, a separate subsidiary created on September 30, 1998, to expand Wintrust's trust services in the communities served by our banks. Wintrust has experienced trust personnel and offers trust services at Lake Forest Bank, North Shore Community Bank, Hinsdale Bank, and Barrington Bank. Wintrust plans to offer on-site trust services through Wintrust Asset Management at each of our remaining banks within the next few years.

     The historical financial performance of Wintrust has been affected by the high costs associated with growing market share in deposits and loans, opening new banking facilities and building an experienced management team. Wintrust's financial performance over the past five years reflects the improving financial performance of our banks as they mature, adjusted for the significant costs of opening new banks and branch offices. Wintrust's experience has been that it generally takes from 13 to 24 months for new banking facilities to first achieve operational profitability. Similarly, management currently expects a start-up phase for Wintrust Asset Management of approximately two to three years before the trust operations become profitable.

     In order to minimize the time lags typically experienced by de novo banks in redeploying deposits into assets that provide attractive yields, since its formation Wintrust has focused on the development of specialized earning asset niches. Because management believes that our banks, like many community banks, are not likely over time to generate loans to local customers for more than about half of their respective lending capacities, it is anticipated that Wintrust will continue to pursue specialized asset niches to allow Wintrust to generate large volumes of homogenous assets that can be retained for investment, or sold into the secondary market or securitized to generate fee income or for liquidity management purposes.

     To date, Wintrust has identified and finances loans in several such asset niches to enhance its loan-to-deposit ratio, including premium finance loans originated by First Insurance Funding, indirect auto loans, mortgage warehouse lending, medical and municipal funding, and, more recently, homeowners and condominium association lending. On October 26, 1999, we added a new earning asset and fee-based business niche through our acquisition of Tricom, Inc., a financial and administrative service bureau to the temporary staffing industry. Tricom, which is being operated as a subsidiary of Hinsdale Bank, provides short-term accounts receivable financing and value-added, out-sourced administrative services, such as data processing of payrolls, billing and cash management services. Tricom's clients, located throughout the United States, provide staffing services to businesses in diversified industries. Based on third quarter 1999 volume, Tricom currently processes payrolls with associated billings in excess of $200 million annualized.

     While committed to a continuing growth strategy, management's current focus is to balance further asset growth with earnings growth. To this end, Wintrust is seeking to more fully leverage the existing capacity of its operating subsidiaries to support internal growth. Additionally, Wintrust is continuing to pursue specialized earning-asset niches to shift the mix of earning assets to higher-yielding loans. Wintrust is also focusing on controlling costs of funds as the maturing Banks achieve more established customer bases.

     Wintrust's principal executive offices are located at 727 North Bank Lane, Lake Forest, Illinois 60045, and its telephone number is (847) 615-4096.


                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in or incorporated by reference into this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "expect" and similar expressions. These forward-looking statements may include, among other things:

     o statements related to anticipated improvements in financial performance and management's long term performance goals,
     o    statements relating to Wintrust's business and growth strategies, and
     o    any other statements which are not historical facts.

     Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the "Risk Factors" section of this prospectus.


                                  RISK FACTORS

     Investing in our common stock involves risks. The discussion below describes the most significant risk factors related to the offering. You should carefully consider these risks and uncertainties before deciding to invest in our common stock. If any of these risks or uncertainties actually occur, our business could be adversely affected. In that event, the trading price of our common stock could decline and you could lose all or a part of your investment. This prospectus and the information incorporated into it by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those described below and elsewhere in the documents incorporated by reference in this prospectus.

DE NOVO OPERATIONS AND BRANCH OPENINGS IMPACT OUR PROFITABILITY; OUR HISTORICAL EARNINGS WERE ENHANCED THROUGH THE RECOGNITION OF PRIOR YEARS' NET TAX OPERATING LOSSES.

     Wintrust's historical results have been impacted by its strategy of de novo bank formations and branch openings through which Wintrust has built an infrastructure that management believes can support additional internal growth in our banks' respective markets. To expand into additional communities in and around Chicago, Wintrust may undertake additional de novo bank formations or branch openings. Based on Wintrust's experience, management believes that it generally takes from 13 to 24 months for new banking facilities to first achieve operational profitability, due to the impact of organizational and overhead expenses, the start-up phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets. Wintrust's two newest subsidiaries, Crystal Lake Bank, which opened in December 1997, and Wintrust Asset Management, which we formed in late 1998, are not yet operating profitably.

     The level of reported net income, return on average equity and return on average assets for Wintrust will in the near term continue to be impacted by start-up costs associated with our de novo bank and branching operations and the start-up of Wintrust Asset Management. To the extent Wintrust undertakes additional branching and de novo bank and business formations, Wintrust is likely to continue to experience the effects of higher operating expenses relative to operating income from the new operations. This may limit increases in profitability, although management currently intends to focus on balancing future growth with earnings improvements and anticipates that future results of operations will reflect greater leveraging of the investments Wintrust has made to date in the infrastructures of the existing banks.

     In addition, unlike prior periods, our reported net income in 1999 and future periods will not benefit significantly from recognition of net operating loss carryforwards. The value of prior NOL's recognized for financial statement reporting purposes during 1998 was $3.4 million and in 1997 was $4.2 million.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY.

     Although Wintrust has historically grown through de novo bank formations and the establishment of new branch offices, Wintrust's strategic plan also includes potential acquisition of other financial institutions in attractive markets and potential acquisitions of specialty finance or commercial finance businesses that offer unique earning asset niches. Growth through acquisition may offer Wintrust the opportunity to increase market share in existing and new markets without incurring the full earnings impact of start-up operations. However, there can be no assurance that potential acquisitions will be available on terms acceptable or favorable to Wintrust or that the required regulatory approvals for any proposed acquisitions will be obtained. There also can be no assurance that Wintrust will be able to successfully integrate, operate and manage any business that it acquires so as to maintain or increase profitability.

     During October 1999, Wintrust completed a part cash, part stock acquisition of 10-year old, Milwaukee-based Tricom, Inc., a financial and administrative service bureau to the temporary staffing industry. The transaction is consistent with our stated strategy of adding a variety of diversified earning asset and fee-based business niches to augment our community-based banking revenues. While we entered into employment agreements ranging from one to three years with four senior officers of Tricom and expect the acquisition to be accretive to earnings per share during the first full year of operations, Wintrust management has no direct experience managing or financing this type of business, and we could encounter unanticipated difficulties. Accordingly, there can be no assurance that we will succeed in increasing our profitability as a result of the acquisition.

WE DEPEND ON OUR SENIOR MANAGEMENT.

     Wintrust's success to date has been influenced strongly by its ability to attract and to retain senior management experienced in banking and financial services. Wintrust's ability to retain its executive officers and the current management teams of each of our banks, First Insurance Funding and Wintrust Asset Management, and, as Wintrust grows, to attract and retain qualified additional senior and middle management, will continue to be important to successful implementation of Wintrust's strategies. Wintrust does not currently maintain key-man life insurance policies. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on Wintrust's business and financial results.

     Wintrust has entered into employment agreements with Edward J. Wehmer, who has served as Wintrust's president since inception and, since May 1998, as chief executive officer, and with its other senior management and the senior officers of its subsidiaries. The agreements provide for, among other things, certain non-competition agreements, severance arrangements and benefits.

OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB POTENTIAL LOSSES IN OUR LOAN PORTFOLIO.

     Wintrust's allowance for possible loan losses is established in consultation with management of its operating subsidiaries and is maintained at a level considered adequate by management to absorb loan losses that are inherent in the portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond Wintrust's control, and such losses may exceed current estimates. Rapidly growing and de novo bank loan portfolios are by their nature unseasoned. As a result, estimating loan loss allowances for our banks is more difficult, and therefore the banks may be more susceptible to changes in estimates, and to losses exceeding estimates, than banks with more seasoned loan portfolios. Although management believes that the allowance for possible loan losses is adequate to absorb losses on any existing loans that may become uncollectible, there can be no assurance that the allowance for possible loan losses will prove sufficient to cover actual loan losses in the future.

     A portion of Wintrust's assets are comprised of insurance premium finance loans that Wintrust generates through First Insurance Funding. These loans, intended to enhance the average yield of earning assets of the banks, may involve a different level of risk of collection than generally associated with loan portfolios of more traditional community banks.

WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

     Our earnings are derived from the operations of our subsidiaries, and we are principally dependent on net interest income, calculated as the difference between interest earned on loans and investments and the interest expense paid on deposits and other borrowings. Like other banks and financial institutions, Wintrust's interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve. Changes in the economic environment may influence the growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing. While management has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk. If market interest rates should move contrary to our "gap" position on interest earning assets and interest bearing liabilities, the "gap" will work against us and our net interest income may be negatively affected. Measured as of September 30, 1999, our short-term gap position was relatively neutral in that the level of our interest-sensitive assets that reprice within one year approximately matched the level of our liabilities that reprice within the same period when adjusted for the effect of interest rate cap contracts that we have entered into. Measured as of the same date, we were slightly asset sensitive for the one- to five-year time frame. While this would suggest that we would generally benefit from rising interest rates, there can be no assurance that a dramatic change in the interest rate environment will not adversely affect our results.

OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BANKING INDUSTRY.

     The financial services business is highly competitive, and Wintrust encounters strong direct competition for deposits, loans and other financial services in all of its market areas. Wintrust's principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, trust companies, insurers, leasing companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. Many of Wintrust's non-bank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks and national or Illinois chartered banks. As a result, such non-bank competitors have advantages over Wintrust in providing certain services. In addition, in recent years, several major multi-bank holding companies have entered or expanded in the Chicago metropolitan market. Generally, these financial institutions are significantly larger than Wintrust and have greater access to capital and other resources. In addition, our ability to compete effectively in the marketplace is also dependent on our ability to adapt successfully to technological changes within the banking and financial services industries.

REGULATORY RESTRICTIONS ON DIVIDEND PAYMENTS FROM THE BANKS MAY AFFECT OUR ABILITY TO COMMENCE PAYING DIVIDENDS TO OUR SHAREHOLDERS.

     Wintrust has never paid a dividend to shareholders. As a holding company, our ability to commence payment of dividends in the future will be largely dependent on receipt of dividend income from our subsidiaries. In 1998, Lake Forest Bank paid cash dividends to Wintrust in the amount of $8.25 million. None of Wintrust's other banking subsidiaries has paid any dividends to date. Under the provisions of the Illinois Banking Act, dividends may not be declared by Lake Forest Bank, Hinsdale Bank, North Shore Community Bank, nor Libertyville Bank except out of each bank's net profits (as defined therein), and unless each bank has transferred to surplus at least one-tenth of its net profits since the date of the declaration of the last preceding dividend, until the amount of its surplus is at least equal to its capital. However, as Federal Reserve member banks, dividends declared in any calendar year by any of the banks may not exceed its net profit for the year plus its retained net profits for the preceding two years. In addition, each of Barrington Bank and Crystal Lake Bank is currently subject to additional restrictions prohibiting the payment of dividends by a de novo bank in its first three years of operations. The de novo period will end for Barrington Bank in December 1999, and for Crystal Lake Bank in December 2000. Subsequent to these dates, the banks would be allowed to pay dividends subject to the regulatory limitations that are applicable to national banks. As of September 30, 1999, based upon applicable regulatory limitations, our bank subsidiaries (other than Barrington Bank and Crystal Lake) had the capacity to pay approximately $13.1 million as dividends to Wintrust, subject to regulatory capital maintenance requirements.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE HIGHLY REGULATED ENVIRONMENT IN WHICH WE OPERATE.

     Wintrust, our banks and our trust company subsidiary are subject to extensive federal and state legislation, regulation and supervision. Recently enacted, proposed and future legislation and regulations have had, will continue to have or may have significant impact on the financial services industry. Some of the legislative and regulatory changes may benefit Wintrust, the banks and Wintrust Asset Management; others, however, may increase our costs of doing business and thus advantage our competitors.

OUR BUSINESS MAY BE NEGATIVELY IMPACTED BY THE YEAR 2000 ISSUE.

     A critical issue has emerged in the banking industry, and generally for all industries that are heavily reliant upon computers, regarding how existing software application programs and operating systems can accommodate the date value for the Year 2000. The Year 2000 issue is the result of computer programs being written using two digits (rather than four) to define the applicable year. As such, certain programs that have time-sensitive software may recognize a date using "00" as the Year 1900 rather than the Year 2000. As a result, the year 1999 (i.e. "99") could be the maximum date value these systems will be able to accurately process. During 1997, management began the process of working with its outside data processor and other software vendors to ensure that Wintrust is prepared for the Year 2000. That process continued during 1998 and was completed in mid-1999. Regardless of the Year 2000 compliance of Wintrust's systems, there can be no assurance that Wintrust will not be adversely affected by the failure of others to become Year 2000 compliant. Such risks may include potential losses related to loans made to third parties whose businesses are adversely affected by the Year 2000 issue, the disruption or inaccuracy of data provided by non-Year 2000 compliant third parties and possible business disruption caused by the failure of service providers, such as security and data processing companies or power or telecommunications utilities, to become Year 2000 compliant. Because of these uncertainties, there can be no assurance that the Year 2000 issue will not have a material financial impact in any future period, although management does not anticipate a material adverse effect.

THE FUTURE SALES OF OUR COMMON STOCK OR OTHER SECURITIES MAY DILUTE THE VALUE OF THE COMMON STOCK.

     The board of directors has the authority, without action or vote of the shareholders, to issue all or part of any authorized but unissued shares of common stock, including shares authorized but unissued under Wintrust's stock option plans. In the future, we may need to issue additional securities, through public or private offerings, in order to raise additional capital to support our growth. Any such issuance will dilute the percentage of ownership interest of shareholders and may dilute the per share book value of the common stock. In addition, option holders may exercise their options at a time when we would otherwise be able to obtain additional equity capital on more favorable terms.

     The sale, or availability for sale, of a substantial number of shares of common stock in the public market as a result of or following this offering could adversely affect the common stock's market and could impair our ability to raise additional capital through the sale of equity securities.


                                 USE OF PROCEEDS

     The selling shareholders will not pay any of the proceeds from the sale of the shares of common stock to Wintrust. We expect to incur expenses in connection with this offering in the amount of approximately $22,500.00 for registration, legal, accounting and miscellaneous fees and expenses. We will not pay for expenses such as commissions and discounts of brokers, dealers or agents or the fees and expenses of counsel, if any, for the selling shareholders. See "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

     This prospectus relates to the offer and sale from time to time by the selling shareholders named in this prospectus of up to 227,635 shares of common stock. Wintrust newly issued all of these shares to the selling shareholders in October 1999 in payment of part of the purchase price of our acquisition of Tricom. Because the issuance of the shares in that transaction was not registered with the SEC, the selling shareholders have "restricted stock."

     We are registering the shares to enable the selling shareholders to resell the shares in the public market from time to time or on a delayed basis and to permit secondary trading of the shares after they are sold by the selling shareholders. We are paying for the registration of such securities but will not pay for the fees and expenses of the selling shareholders, their attorneys or other representatives, as a result of the sale of such securities by the selling shareholders. See "Use of Proceeds" and "Plan of Distribution."

     The following table sets forth, to the best of our knowledge, information concerning the selling shareholders, the number of shares to be offered and sold by the selling shareholders and the amount of common stock that will be owned by the selling shareholders following the offering (assuming sale of all shares of common stock being offered hereby) by the selling shareholders.

                                OWNERSHIP OF      NUMBER OF SHARES       OWNERSHIP OF       PERCENTAGE OF
                                COMMON STOCK       OF COMMON STOCK       COMMON STOCK       COMMON STOCK
SELLING STOCKHOLDER           PRIOR TO OFFERING     TO BE OFFERED       AFTER OFFERING   OWNED AFTER OFFERING
-------------------           -----------------  -------------------  ----------------- ----------------------
John Leopold(1)..............      188,442             188,442                0                  --
Mark Kahn....................       39,193              39,193                0                  --

----------------
(1) Mr. Leopold, the president of Tricom, Inc., a recently acquired subsidiary of Hinsdale Bank, entered into an employment agreement with the Company to continue to serve in this position for a period of one year, commencing on the date of acquisition. In addition, pursuant to the terms of the acquisition agreement, Mr. Leopold has a conditional right to a Wintrust board seat if Mr. Leopold continues to own more than 94,221 shares of Wintrust on December 31, 1999.


                              PLAN OF DISTRIBUTION

     The common stock offered by this prospectus may be offered and sold from time to time by the selling shareholders. As used herein, "selling shareholders" includes those individuals or entities who may have had shares of common stock given to them as a gift by a named selling stockholder after the date of this prospectus and any individuals or entities who may have shares of common stock pledged to them as collateral by a named selling stockholder after the date of this prospectus. See "Selling Shareholders." The shares of common stock covered by this prospectus may be sold by the selling shareholders in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of common stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Thus, the period of distribution of these shares of common stock may occur over an extended period of time. This offering is expected to terminate on October 26, 2000, or such earlier date on which all shares offered have been sold.

     The selling shareholders may effect such transactions by selling the shares of common stock directly to purchasers or to or through a broker or dealer, who may act as an agent or principal. Such broker or dealer may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker or dealer may act as agent or to whom he sells as principal, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). We know of no existing arrangements between any selling stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

     The selling shareholders will not pay any of the proceeds from the sale of the shares of common stock to us. We expect to incur expenses in connection with this offering in the amount of approximately $22,500.00 for registration, legal, accounting and miscellaneous fees and expenses. The selling shareholders will be solely responsible for commissions and discounts of brokers, dealers or agents, other selling expenses and the fees and expenses of their own counsel, if any, none of which will be borne by the company.

     In offering the securities, the selling shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales, and any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     We intend to advise the selling shareholders that while they are selling the securities, they (1) are required to comply with Regulation M under the Securities Exchange Act of 1934 (as described in more detail below), (2) may not engage in any stabilization activity, except as permitted under the Exchange Act, (3) are required to furnish each broker-dealer (who may offer this common stock) copies of this prospectus, and (4) may not bid for or purchase any securities of Wintrust or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

     Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.


                                 TRANSFER AGENT

     The transfer agent for our common stock is Illinois Stock Transfer Company, 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606.

                                  LEGAL MATTERS

     Certain legal matters relating to the common stock offered by this prospectus have been passed upon for us by Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois 60601-1003. A member of such firm serves as a non-voting member of the board of directors of Hinsdale Bank.


                                     EXPERTS

     The consolidated financial statements of Wintrust and its subsidiaries incorporated in this prospectus by reference to Wintrust's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by KPMG LLP, independent certified public accountants, as stated in their report. Their report has been incorporated herein by reference in reliance on the authority of said firm as experts in auditing and accounting.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except for the SEC registration fee. We do not expect our expenses in connection with this offering to exceed $22,500.00.


          SEC registration fee....................   $ 1,079.76
          Accounting fees and expenses............     7,500.00
          Legal fees and expenses.................    10,000.00
          Miscellaneous...........................          .24
                                                     ----------
               Total..............................   $22,500.00
                                                     ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Wintrust pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In accordance with the Illinois Business Corporation Act (being Chapter 805, Act 5 of the Illinois Compiled Statutes), Articles Eight and Nine of the Registrant's Certificate of Incorporation provide as follows:

     ARTICLE EIGHT: No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct of a knowing violation of law, (c) under Section 8.65 of the BCA, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit.

     ARTICLE NINE, PARAGRAPH 1: The corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words "liabilities" and "expenses" shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys' fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section 8.75 of the BCA.

     The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any statute, by-law, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     PARAGRAPH 2: The corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article or otherwise.

     PARAGRAPH 3: For purposes of this Article, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

     PARAGRAPH 4: The provisions of this Article shall be deemed to be a contract between the corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the BCA, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

     PARAGRAPH 5: For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

     The Illinois Business Corporation Act provides for indemnification of officers, directors, employees and agents as follows:

     5/8.75 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person, has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

     (e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this Section.

     (f) The indemnification and advancement of expenses provided by or granted under the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     (g) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Section.

     (h) If a corporation has paid indemnity or has advanced expenses to a director, officer, employee or agent, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.

     (i) For purposes of this Section, references to "the corporation" shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

     (j) For purposes of this Section, reference to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" as referred to in this Section.

     (k) The indemnification and advancement of expenses provided by or granted under this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. (Last amended by P.A. 88-43, L. '93, eff. 1-1-94.)

     Wintrust has purchased $20 million of insurance policies which insures Wintrust's directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, Wintrust maintains fiduciary liability coverage up to a $2 million limit and trust errors and omissions coverage up to a limit of $15 million.

ITEM 16.  EXHIBITS

3.1 Amended and Restated Articles of Incorporation of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.1 of the Company's Form S-1 Registration Statement (No. 333-18699) filed with the Securities and Exchange Commission on December 24, 1996).

3.2 Statement of Resolution Establishing Series of Junior Serial Preferred Stock A of Wintrust Financial Corporation (incorporated by reference to
       Exhibit 3.2 of the Company's Form 10-K for the year ended December 31,
       1998).

3.3 Amended By-laws of Wintrust Financial Corporation (incorporated by reference to Exhibit 3(i) of the Company's Form 10-Q for the quarter ended June 30, 1998).

4.1 Rights Agreement between Wintrust Financial Corporation and Illinois Stock Transfer Company, as Rights Agent, dated July 28, 1998 (incorporated by reference to Exhibit 4.1 of the Company's Form 8-A Registration Statement (No. 000-21923) filed with the Securities and Exchange Commission on August 28, 1998).

4.2 Preferred Securities Guarantee Agreement by and between Wintrust Financial Corporation and Wilmington Trust Company dated September 29, 1998, relating to the 9.00% Cumulative Trust Preferred Securities of Wintrust Capital Trust I (incorporated by reference to Exhibit 4.2 of the Company's Form 10-K for the year ended December 31, 1998).

4.3 Indenture by and between Wintrust Financial Corporation and Wilmington Trust Company dated September 29, 1998, relating to the 9.00% Subordinated Debentures issued to Wintrust Capital Trust I (incorporated by reference to Exhibit 4.3 of the Company's Form 10-K for the year ended December 31, 1998).

4.4 Amended and Restated Trust Agreement by and among Wintrust Financial Corporation, Wilmington Trust Company and the Administrative Trustees named therein dated September 29, 1998, relating to the 9.00% Cumulative Trust Preferred Securities of Wintrust Capital Trust I (incorporated by reference to Exhibit 4.4 of the Company's Form 10-K for the year ended December 31, 1998).

4.5 Form of Preferred Security Certificate of Wintrust Capital Trust I (incorporated by reference to Exhibit 4.5 of the Company's Form 10-K for the year ended December 31, 1998) (included as an exhibit to Exhibit 4.4).

4.6 Form of Subordinated Debenture (incorporated by reference to Exhibit 4.6 of the Company's Form 10-K for the year ended December 31, 1998) (included as an exhibit to Exhibit 4.3).

*5.1   Opinion of Vedder, Price, Kaufman & Kammholz re: legality.

*23.1  Consent of KPMG LLP.

23.2 Consent of Vedder, Price, Kaufman & Kammholz (included in Opinion filed as Exhibit 5.1).

24     Power of Attorney (included on signature page of registration statement).
----------------
*    filed herewith.

ITEM 17.  UNDERTAKINGS

          (a)  We hereby undertake:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on November 2, 1999.

                                        WINTRUST FINANCIAL CORPORATION

                                        By:  /s/ EDWARD J. WEHMER
                                           -------------------------------------
                                           Edward J. Wehmer
                                           President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Wehmer and David A. Dykstra and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

             Name                          Title                     Date
             ----                          -----                     ----

/s/ EDWARD J. WEHMER
-----------------------------  President and Chief Executive    November 2, 1999
Edward J. Wehmer                    Officer and Director

/s/ DAVID A. DYKSTRA            Executive Vice President and
-----------------------------      Chief Financial Officer      November 2, 1999
David A. Dykstra                (Principal Financial Officer)

/s/ TODD A. GUSTAFSON
-----------------------------      Vice President-Finance       November 2, 1999
Todd A. Gustafson              (Principal Accounting Officer)

/s/ JOHN S. LILLARD
-----------------------------       Chairman and Director       November 2, 1999
John S. Lillard

/s/ JOSEPH ALAIMO
-----------------------------             Director              November 2, 1999
Joseph Alaimo

/s/ PETER CRIST
-----------------------------             Director              November 2, 1999
Peter Crist

-----------------------------             Director              November 2, 1999
Bruce K. Crowther

             Name                          Title                     Date
             ----                          -----                     ----

/s/ MAURICE F. DUNNE, JR.
-----------------------------             Director              November 2, 1999
Maurice F. Dunne, Jr.

/s/ WILLIAM C. GRAFT
-----------------------------             Director              November 2, 1999
William C. Graft

-----------------------------             Director              November 2, 1999
Kathleen R. Horne

/s/ JAMES E. MAHONEY
-----------------------------             Director              November 2, 1999
James E. Mahoney

/s/ JAMES B. MCCARTHY
-----------------------------             Director              November 2, 1999
James B. McCarthy

/s/ MARGUERITE SAVARD MCKENNA
-----------------------------             Director              November 2, 1999
Marguerite Savard McKenna

/s/ ALBIN F. MOSCHNER
-----------------------------             Director              November 2, 1999
Albin F. Moschner

/s/ THOMAS J. NEIS
-----------------------------             Director              November 2, 1999
Thomas J. Neis

/s/ HOLLIS W. RADEMACHER
-----------------------------             Director              November 2, 1999
Hollis W. Rademacher

/s/ J. CHRISTOPHER REYES
-----------------------------             Director              November 2, 1999
J. Christopher Reyes

-----------------------------             Director              November 2, 1999
Peter Rusin

/s/ JOHN N. SCHAPER
-----------------------------             Director              November 2, 1999
John N. Schaper

/s/ JOHN J. SCHORNACK
-----------------------------             Director              November 2, 1999
John J. Schornack

/s/ INGRID S. STAFFORD
-----------------------------             Director              November 2, 1999
Ingrid S. Stafford

/s/ JANE R. STEIN
-----------------------------             Director              November 2, 1999
Jane R. Stein

/s/ KATHARINE V. SYLVESTER
-----------------------------             Director              November 2, 1999
Katharine V. Sylvester

/s/ LEMUEL H. TATE, JR.
-----------------------------             Director              November 2, 1999
Lemuel H. Tate, Jr.

-----------------------------             Director              November 2, 1999
Larry Wright

                                  EXHIBIT LIST


3.1 Amended and Restated Articles of Incorporation of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.1 of the Company's Form S-1 Registration Statement (No. 333-18699) filed with the Securities and Exchange Commission on December 24, 1996).

3.2 Statement of Resolution Establishing Series of Junior Serial Preferred Stock A of Wintrust Financial Corporation (incorporated by reference to
       Exhibit 3.2 of the Company's Form 10-K for the year ended December 31,
       1998).

3.3 Amended By-laws of Wintrust Financial Corporation (incorporated by reference to Exhibit 3(i) of the Company's Form 10-Q for the quarter ended June 30, 1998).

4.1 Rights Agreement between Wintrust Financial Corporation and Illinois Stock Transfer Company, as Rights Agent, dated July 28, 1998 (incorporated by reference to Exhibit 4.1 of the Company's Form 8-A Registration Statement (No. 000-21923) filed with the Securities and Exchange Commission on August 28, 1998).

4.2 Preferred Securities Guarantee Agreement by and between Wintrust Financial Corporation and Wilmington Trust Company dated September 29, 1998, relating to the 9.00% Cumulative Trust Preferred Securities of Wintrust Capital Trust I (incorporated by reference to Exhibit 4.2 of the Company's Form 10-K for the year ended December 31, 1998).

4.3 Indenture by and between Wintrust Financial Corporation and Wilmington Trust Company dated September 29, 1998, relating to the 9.00% Subordinated Debentures issued to Wintrust Capital Trust I (incorporated by reference to Exhibit 4.3 of the Company's Form 10-K for the year ended December 31, 1998).

4.4 Amended and Restated Trust Agreement by and among Wintrust Financial Corporation, Wilmington Trust Company and the Administrative Trustees named therein dated September 29, 1998, relating to the 9.00% Cumulative Trust Preferred Securities of Wintrust Capital Trust I (incorporated by reference to Exhibit 4.4 of the Company's Form 10-K for the year ended December 31, 1998).

4.5 Form of Preferred Security Certificate of Wintrust Capital Trust I (incorporated by reference to Exhibit 4.5 of the Company's Form 10-K for the year ended December 31, 1998) (included as an exhibit to Exhibit 4.4).

4.6 Form of Subordinated Debenture (incorporated by reference to Exhibit 4.6 of the Company's Form 10-K for the year ended December 31, 1998) (included as an exhibit to Exhibit 4.3).

*5.1   Opinion of Vedder, Price, Kaufman & Kammholz re: legality.

*23.1  Consent of KPMG LLP.

23.2 Consent of Vedder, Price, Kaufman & Kammholz (included in Opinion filed as Exhibit 5.1).

24     Power of Attorney (included on signature page of registration statement).
----------------
*    filed herewith.